Exhibit 10.62
SEVENTH ADDENDUM TO LEASE
          THIS SEVENTH ADDENDUM TO LEASE (the “Seventh Addendum”) is made and entered into as of the 13th day of March, 2007, by and between AMB HTD — BEACON CENTRE, LLC. a Florida limited liability company (the “Landlord”), and SED INTERNATIONAL, INC., a Georgia corporation (the “Tenant”).
W I T N E S S E T H:
          WHEREAS, Landlord (as successor-in-interest to New World Partners Joint Venture Number Two) and Tenant (as successor-in-interest to Southern Electronics Distributors, Inc.) are parties to that certain Lease-Industrial Commercial, dated August 9, 1993, whereby Landlord’s predecessor leased to Tenant’s predecessor, and Tenant’s predecessor leased from Landlord’s predecessor, the Premises, as defined in the Lease, consisting of approximately 15,420 rentable square feet in Building 6 of Beacon Centre, Miami, Florida;
          WHEREAS, the Lease-Industrial Commercial was amended by that certain Addendum to Lease, of even date with the Lease-Industrial Commercial; and
          WHEREAS, the Lease-Industrial Commercial was further amended by that certain Second Addendum to Lease, dated January 10, 1996, whereby the Premises was relocated to that certain space in Building 2 of Beacon Centre, consisting of approximately thirty-one thousand two hundred fifty-two (31,252) rentable square feet, with an address of 1729 N.W. 84th Avenue, Miami, Florida 33126; and
          WHEREAS, the Lease-Industrial Commercial was further amended by that certain Third Addendum to Lease, dated July 24, 1996, whereby the Premises was increased to sixty-one thousand twelve (61,012) rentable square feet (which includes approximately eight thousand five hundred eighty-nine (8,589) square feet of office space), by the expansion into twenty-nine thousand seven hundred sixty (29,760) rentable square feet in Building 2, with an address of 1715 N.W. 84th Avenue, Miami, Florida 33126; and
          WHEREAS, the Lease-Industrial Commercial was further amended by that certain Fourth Addendum to Lease, dated February 19, 2001; and
          WHEREAS, the Lease-Industrial Commercial was further amended by that certain Fifth Addendum to Lease, dated December 4, 2003, whereby the Premises was reduced to approximately thirty-one thousand two hundred fifty-two (31,252) rentable square feet (which includes approximately eight thousand five hundred eighty-nine (8,589) square feet of office space), in Building 2 of Beacon Centre, with a current address of 1729 N.W. 84th Avenue, Doral, Florida 33126; and
          WHEREAS, the Fifth Addendum to Lease was amended by that certain letter agreement (the “Letter Agreement”) dated January 28, 2004; and
          WHEREAS, the Lease-Industrial Commercial was further amended by that certain Sixth Addendum to Lease, dated March 19, 2004 (the Lease-Industrial Commercial, the Addendum to Lease, the Second Addendum to Lease, the Third Addendum to Lease, the Fourth Addendum to Lease, the Fifth Addendum to Lease, the Letter Agreement, and the Sixth Addendum to Lease are hereinafter collectively referred to as the “Lease”); and
          WHEREAS, the Term of the Lease expires on March 31, 2007, and Landlord and Tenant desire to renew the Term of the Lease for sixty (60) months, commencing on April 1, 2007, on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Landlord and Tenant hereby agree as follows:
     1. Incorporation of Recitals. The above recitals are true and correct and are incorporated herein as if set forth in full.
     2. General Provisions. All defined terms in this Seventh Addendum shall have the same meaning as in the Lease, except as otherwise noted. Except as amended and modified by this Seventh Addendum, all of the terms, covenants, conditions, and agreements of the Lease shall remain in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Seventh Addendum, this Seventh Addendum shall control.
     3. Fourth Renewal. The Term of the Lease is hereby renewed and extended commencing on April 1, 2007 (the “Fourth Renewal Term Commencement Date”) and, unless earlier terminated in accordance with the Lease, expiring on March 31, 2012 (the “Fourth Renewal Term”). Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Fourth Renewal Term.
     4. Improvements; Allowance.
     (a) Tenant acknowledges and agrees that, except as expressly set forth below. Tenant is accepting the Premises in “as-is” condition on the date hereof and that Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, fixture, material, decoration, or equipment in order to prepare the

Premises for Tenant’s occupancy for the Fourth Renewal Term, except as expressly set forth below. Except as expressly set forth below, any and all alterations and improvements to the Premises shall be at Tenant’s expense and are subject to the provisions of the Lease applicable to alterations, including, without limitation, that the plans and specifications, and the contractors and subcontractors to be used by Tenant, for any alterations are subject to the prior written approval of Landlord.
     (b) Notwithstanding the foregoing, as soon as reasonably practicable following the Fourth Renewal Term Commencement Date, Landlord, at its expense, will perform the following improvements, all using Landlord’s building-standard methods and materials (the “Improvements”): (i) remove the warehouse office space located on the south side of the warehouse portion of the Premises, and (ii) install two (2) new dock-high roll-up doors at the punch-out panels located behind the warehouse office space as may be permitted by the City of Doral building department.
     (c) Tenant acknowledges that the construction of the Improvements may affect Tenant’s use and occupancy of the Premises during the period of construction, and that access to the Premises and construction by Landlord and its contractors shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rent or relieve Tenant from any obligation under the Lease (as modified hereby).
     (d) In addition, Landlord shall be responsible to contribute up to Forty-Five Thousand and No/100 ($45,000.00) Dollars for alterations and improvements to be made to the Premises by Tenant (including any necessary demolition and including any architectural and engineering fees) (the “Improvement Allowance”), all of which improvements shall be made by Tenant within one (1) year after the Fourth Renewal Term Commencement Date. The plans and specifications, and the contractors and subcontractors to be used by Tenant, for any such alterations and improvements are subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. The Improvement Allowance shall be paid by Landlord to Tenant within thirty (30) days after submission of an invoice to Landlord and receipt by Landlord of a certificate of occupancy for such work (if applicable), a contractor’s affidavit from Tenant’s general contractor, releases of lien from the applicable subcontractors, suppliers, and laborers, and as-built drawings of such work, with a list and description of all work performed by the contractors, subcontractors, and material suppliers (provided that as-built drawings and a list and description of all work are required only in connection with alterations and improvements affecting the structure of the Building and/or the base-building HVAC, mechanical, electrical, plumbing, and/or fire safety systems). Tenant shall be solely responsible for any and all costs and expenses with respect to any alterations or improvements to the Premises which are above the Improvement Allowance. Tenant shall receive no credit or payment for any unused portion of the Improvement Allowance.
          However, even if all requirements set forth above have been met for payment of the Improvement Allowance, the Improvement Allowance shall not be payable by Landlord if at such time there exists on the part of Tenant a monetary default under the Lease beyond the expiration of applicable notice and cure periods. If such a monetary default exists, then Landlord will not be required to remit the Improvement Allowance to Tenant until such monetary default has been cured.
     5. Minimum Rent. Commencing on the Fourth Renewal Commencement Date, the Minimum Rent for the Fourth Renewal Term (payable in the manner set forth in the Lease for payments of Minimum Rent) shall be as follows:

	ANNUAL MINIMUM RENT	MONTHLY MINIMUM RENT
LEASE YEAR	RATE PER SQUARE FOOT	(NOT INCL. SALES TAX)
1	$6.95	$18,100.12
2	$7.23	$18,829.33
3	$7.52	$19,584.59
4	$7.82	$20,365.89
5	$8.13	$21,173.23
     6. Operating Costs. It is expressly agreed that as of the Fourth Renewal Term Commencement Date, (a) the Lease is converted from a gross lease to a “triple net” Lease, and (b) all references in the Lease to the Base Year shall be disregarded. In accordance therewith, the parties acknowledge and agree as follows: (a) commencing on the Fourth Renewal Term Commencement Date, in addition to Minimum Rent with respect to the Premises, Tenant shall pay to the Landlord the Tenant’s proportionate share of Operating Costs, which shall otherwise continue to be determined as provided in the Lease. For informational purposes only, Operating Costs for calendar year 2007 for the Premises are estimated (but not guaranteed or capped) at $2.92 per square foot.
     7. Security Deposit. The existing security deposit consisting of Thirty-Seven Thousand Two Hundred Seventeen and 32/100 ($37,217.32) Dollars shall continue to be held by Landlord as security for Tenant’s obligations under the Lease (as modified hereby), pursuant to the terms and conditions of the Lease with respect thereto.
     8. Parking. During the Fourth Renewal Term, Tenant shall continue to have the right to use forty (40) unassigned parking spaces in the parking area for the Building, on the terms and conditions set forth in the Lease, including, without limitation, section 11.1.

     9. Cancellation Option. Paragraph 10 of the Sixth Addendum to Lease referenced above is hereby deleted in its entirety and is of no force or effect.
     10. Addresses for Notices and Rent Payments. Until further notice, Landlord’s addresses for notices and rent payments pursuant to the Lease (as modified hereby) are as follows:

Landlord’s address
for notices:	AMB HTD — Beacon Centre, LLC
c/o AMB Property, L.P.
Sixty State Street, Suite 1200
Boston, Massachusetts 02109
Attention: Christos F. Kombouras, Vice President

with a copy to:	Flagler Real Estate Services, Inc.
8323 N.W. 12th Street, Suite 108
Doral, Florida 33126
Attention: Property Manager

Landlord’s address
for rent payments:	AMB HTD — Beacon Centre, LLC
P.O. Box 6110
Hicksville, New York 11802-6110
     11. Brokerage. Landlord and Tenant each represent and warrant one to the other that except as may be hereinafter set forth, neither of them has employed any broker in connection with the negotiations of the terms of this Seventh Addendum or the execution hereof. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord recognizes Flagler Real Estate Services, Inc. Oncor International (“Landlord’s Broker”) (representing Landlord), and DiGiacomo Group, Inc. (representing Tenant) (“Tenant’s Broker”), as the sole brokers with whom Landlord has dealt in this transaction. Landlord shall pay any commissions payable to Landlord’s Broker pursuant to separate agreement between Landlord and Landlord’s Broker, and Landlord shall cause Landlord’s Broker to pay any commissions payable to Tenant’s Broker pursuant to separate agreement between Landlord’s Broker and Tenant’s Broker.
     12. OFAC/Patriot Act. Tenant represents and warrants that (a) neither Tenant nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (b) Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e, Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (c) throughout the Term, Tenant shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.
     13. Entire Agreement; No Set-Off. The Lease, as modified by this Seventh Addendum, sets forth the entire agreement between the Landlord and Tenant concerning the Premises and Tenant’s use and occupancy thereof and there are no other agreements or understandings between them. Tenant certifies and affirms that, as of the date hereof, there are no claims, offsets, or breaches of the Lease, or any action or causes of action against Landlord directly or indirectly relating to the Lease.
     14. Counterparts; Facsimile. This Seventh Addendum may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Seventh Addendum may be executed by facsimile signature which shall, for all purposes, serve as an original executed counterpart of this Seventh Addendum.
[signatures on next page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Addendum as of the day and year first above written.

WITNESSES:	LANDLORD:

AMB HTD—BEACON CENTRE, LLC, a Florida limited liability company

	By:	AMB Property, L.P., a Delaware limited partnership, its sole member

By: AMB Property Corporation, a Maryland corporation, general partner

	By:	/s/ Christos F. Kombouras

Mandy M. Battier		Christos F. Kombouras
Nicole Reeje		Vice Presidend

TENANT:

SED INTERNATIONAL, INC., a Georgia corporation

Eileen Clark	By:	/s/ Mark Divito

Barbara Gay	Name:	Mark Divito
	Title:	VP OPERATIONS